Exhibit 99.1

24 November 2011

LGI Receives Acceptable IRS Ruling

On 11th July 2011 AUSTAR United Communications Limited (ASX: AUN) (AUSTAR) announced that it had entered into definitive transaction agreements with Liberty Global, Inc. (LGI) and FOXTEL Management Pty Limited (FOXTEL) under which FOXTEL will acquire AUSTAR by a series of transactions including a scheme of arrangement (Scheme).

The 11th July announcement noted that the Scheme is subject to a number of conditions including the receipt of an Internal Revenue Service (IRS) ruling by LGI confirming LGI’s intended treatment of the transaction.

LGI has advised AUSTAR that it has received a ruling from the IRS that is acceptable to LGI and that, subject to certain ongoing conditions set out in the definitive transaction documents relating to that ruling, including it not being withdrawn, invalidated, adversely amended, or any representation, qualification or assumption made in obtaining that ruling ceasing to apply, this will satisfy the IRS condition.

The Scheme remains subject to a number of other conditions including: (i) ACCC and FIRB approval; (ii) an independent expert determining that the Scheme is in the best interest of AUSTAR; (iii) AUSTAR shareholder and court approvals; and (iv) other customary conditions for a transaction of this nature.

ENDS

Media Contacts:

Rebecca Tabakoff	Ilse Schache
T + 61 (0)2 8298 6100	T + 61 (0)2 8298 6100
M +61 (0)419 229 878	M +61 (0)416 041 768
E rebecca.tabakoff@fticonsulting.com	E ilse.schache@fticonsultingcom

AUSTAR United Communications (AUSTAR)                    www.austarunited.com.au

AUSTAR (Australian Stock Exchange “AUN”) is a leading provider of subscription television services in regional and rural Australia, with more than 750,000 customers enjoying satellite digital television services. AUSTAR is also a significant provider of programming in the Australian television market through its 50% owned joint venture, XYZnetworks, which owns and/or distributes Nickelodeon, Nick Jr, Discovery Channel, Channel [V], [V]Hits, MAX, Arena, The Lifestyle Channel, Lifestyle Food, LifeStyle You, Country Music Channel and The Weather Channel. Liberty Global, Inc., the largest international broadband cable operator in terms of subscribers, holds an indirect controlling stake in AUSTAR.